Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statements (Form S-3 Nos. 333-257445, 333-258736, 333-267252, 333-266083) of Cano Health, Inc., and
2.Registration Statement (Form S-8 No. 333-25900) pertaining to the Cano Health, Inc. 2021 Stock Option and Incentive Plan and the Cano Health, Inc. 2021 Employee Stock Purchase Plan;

of our reports dated March 15, 2023, with respect to the consolidated financial statements of Cano Health, Inc., and the effectiveness of internal control over financial reporting of Cano Health, Inc., included in this Annual Report (Form 10-K) of Cano Health, Inc., for the year ended December 31, 2022.

/s/ Ernst & Young, LLP

Miami, Florida
March 15, 2023